Exhibit 99.1
Mylan Appoints Heather Bresch as Chief Operating Officer
PITTSBURGH, October 2 /PRNewswire/ —
- Promoted from Head of North America
Mylan Inc. (NYSE: MYL) today announced the appointment of Heather Bresch as Chief Operating Officer. Ms. Bresch served previously as Head of North America and Chief Integration Officer. As Chief Operation Officer, Ms. Bresch will be responsible for Mylan’s global commercial and technical operations, strategic planning, business development and international affairs, which includes development of Mylan’s antiretroviral (ARV) franchise. She will also continue to oversee the integration of Mylan’s recent acquisition of Merck Generics.
Ms. Bresch has spent fifteen years with Mylan in various positions of increasing responsibility throughout the company. Most recently, as Head of North America, she had responsibility for Mylan’s operations including Mylan Pharmaceuticals, Mylan Technologies, and UDL Laboratories. Prior to this, she served as Senior Vice President of Strategic Development in the Office of the CEO.
In her role as Chief Integration Officer, in addition to leading the integration team working with Merck Generics, Ms. Bresch has overseen the successful integration of Matrix Laboratories, in which Mylan took a controlling stake earlier this year.
Ms. Bresch has been the only non-CEO to serve as Chairman of the Generic Pharmaceutical Association (GPhA), serving an unprecedented two consecutive terms, and is widely acknowledged in the industry for playing a critical role in the passage of the 2003 Medicare Modernization Act, a Congressional revision to the Hatch-Waxman Act of 1984 that focused on ensuring consumers’ access to affordable pharmaceuticals.
Mylan’s Vice Chairman and CEO Robert J. Coury commented: “At this stage in Mylan’s history, it is imperative that we have a Chief Operating Officer in place that knows our company, is a leader in the industry and has the experience and energy required to execute on the opportunities of the new Mylan. Heather is uniquely qualified for this challenging position, given her in-depth knowledge of Mylan, Matrix and Merck Generics and her strong relationships with management and employees across those organizations as a result of leading the integration efforts. She has played an instrumental role in Mylan’s strategic development over the last several years, and will continue to be a key driver of the Company’s future success.”
Ms. Bresch earned an MBA and an undergraduate degree in international studies and political science from West Virginia University.
Mylan Inc. is one of the world’s leading quality generic and specialty pharmaceutical companies. The Company offers one of the industry’s broadest and highest quality product portfolios, a robust product pipeline and a global commercial footprint through operations in more than 90 countries. Through its controlling interest in Matrix Laboratories Limited, Mylan has direct access to one of the largest active pharmaceutical ingredient (API) manufacturers in the world. Dey L.P., Mylan’s fully integrated specialty business, provides the Company with innovative and diversified opportunities in the respiratory and allergy therapeutic areas.
For more information about Mylan, please visit www.mylan.com.
Web site: http://www.mylan.com
Kris King, Mylan Inc., +1-724-514-1800